Exhibit 10.45

FIRST WIND HOLDINGS INC.

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), is made and entered into as of the          day of                         , 2010, by and between FIRST WIND HOLDINGS INC., a Delaware corporation (“WIND”) and                            (“Indemnitee”).

W I T N E S S E T H:

WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors unless they are provided with adequate protection through insurance and adequate indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the corporation.

WHEREAS, the Board of Directors of WIND (the “Board”) has determined that, in order to attract and retain qualified individuals, WIND will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving WIND and its subsidiaries from certain liabilities.  Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, WIND believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions.  At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against WIND or business enterprise itself.

WHEREAS, the Certificate of Incorporation of WIND (as the same may be amended from time to time, the “Certificate of Incorporation”) provides that WIND shall indemnify and advance expenses to all directors and officers of WIND in the manner set forth therein and to the fullest extent permitted by applicable law, and the Certificate of Incorporation provides for a limitation of liability for directors.  In addition, Indemnitee may be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).  The Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between WIND and members of the Board with respect to indemnification.

WHEREAS, the uncertainties relating to such insurance and to indemnification may increase the difficulty of attracting and retaining directors.

WHEREAS, the Board has determined that the possible increased difficulty in attracting and retaining directors is detrimental to the best interests of WIND’s stockholders and that WIND should act to assure directors that there will be increased certainty of such protection in the future.

WHEREAS, it is reasonable, prudent and necessary for WIND contractually to obligate itself to indemnify, and to advance expenses on behalf of, directors to the fullest extent permitted by applicable law so that they will serve or continue to serve WIND free from undue concern that they will not be so indemnified.

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and any resolutions adopted pursuant thereto and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

WHEREAS, Indemnitee does not regard the protection available under the Certificate of Incorporation and insurance as adequate under the present circumstances, and may not be willing to serve as a director of WIND without adequate protection, and WIND desires Indemnitee to serve in such capacity.  Indemnitee is willing to serve and continue to serve for or on behalf of WIND on the condition that he or she be so indemnified.

[WHEREAS, Indemnitee has certain rights to indemnification, advancement and/or insurance provided by the Sponsor Indemnitors (as defined below) which Indemnitee and the Sponsor Indemnitors intend to be secondary to the primary obligation of WIND to provide indemnification and advancement to Indemnitee as provided herein, with WIND’s acknowledgement and agreement to the foregoing being a material condition to Indemnitee’s willingness to serve on the Board.]*

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WIND and Indemnitee do hereby covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

(a) As used in this Agreement:

* Bracketed language in this form of agreement to be included in indemnification agreements between WIND and the Sponsor Indemnitors’ designees.

“Change of Control” means any one of the following circumstances occurring after the date hereof: (i) there shall have occurred an event required to be reported with respect to WIND in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) under the Exchange Act, regardless of whether WIND is then subject to such reporting requirement; (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall have become, without prior approval of WIND’s Board by approval of at least two-thirds of the Continuing Directors, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of WIND representing 15% or more of the combined voting power of WIND’s then outstanding voting securities; (iii) there occurs a merger or consolidation of WIND with any other entity, other than a merger or consolidation that would result in the voting securities of WIND outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; (iv) all or substantially all the assets of WIND are sold or disposed of in a transaction or series of transactions; (v) the approval by the stockholders of WIND of a complete liquidation of WIND; or (vi) the Continuing Directors cease for any reason to constitute at least a majority of the members of the Board.

“Continuing Director” means (i) each director on the Board on the date hereof or (ii) any new director whose election or nomination for election by WIND’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors on the date hereof or whose election or nomination was so approved.

“Corporate Status” means the status of a person who is, was or in the future becomes a director of WIND or a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent of any other Enterprise (as defined below) which such person is or was serving at the request of WIND.

“Disinterested Director” means a director of WIND who is not and was not a party to the Proceeding in respect of which indemnification or advancement of Expenses is sought by Indemnitee.

“Enterprise” means WIND and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving or may in the future serve at the request of WIND as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all direct and indirect costs (including attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses) of the types customarily incurred in connection with (i) prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, responding to discovery in connection with, or otherwise participating in, a Proceeding, or (ii) submitting a request for, or establishing or enforcing a right to, indemnification, advancement, contribution or any other right under this Agreement, applicable law or otherwise.  Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.  For the avoidance of doubt, Expenses, however, shall not include any amounts paid in settlement by Indemnitee or the amounts of judgments, fines or penalties against Indemnitee.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither currently is, nor in the five years previous to its selection or appointment has been, retained to represent (i) WIND or Indemnitee in any matter material to either such party (other than with respect to matters concerning the rights of Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements) or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either WIND or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“Liabilities” means any losses or liabilities, including any judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid in settlement, arising out of or in connection with any Proceeding (including all interest, assessments and other charges paid or payable in connection with or in respect of any such judgments, fines, ERISA excise taxes and penalties, penalties or amounts paid in settlement).

“person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term “person” shall exclude (x) WIND, (y) any trustee or other fiduciary holding securities under an employee benefit plan of WIND, and (z) any corporation owned, directly or indirectly, by the stockholders of WIND in substantially the same proportions as their ownership of stock of WIND).

“Proceeding” means any actual, threatened, pending or completed action, derivative action, suit, claim, counterclaim, cross claim, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened, pending or completed proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative or investigative, including any appeal therefrom, and whether instituted by or on behalf of WIND or any other party, or any inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit or other proceeding hereinabove listed in which Indemnitee was, is or will be involved as a party or otherwise by reason of, in connection with or as a result of any Corporate Status of Indemnitee, or by reason of any action taken (or failure to act) by him or her or of any action (or failure to act) on his or her part as a result of serving in any Corporate Status, in each case whether or not serving in such capacity at the time any Liability or Expense is incurred for which indemnification, contribution, reimbursement, or advancement of Liabilities or Expenses can be provided under this Agreement.

(b)        For the purposes of this Agreement:

References to “WIND” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, then Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

Reference to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of WIND” shall include any service as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent which imposes duties on, or involves services by, such director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of WIND” as referred to in this Agreement.

Reference to “including” shall mean “including, without limitation,” regardless of whether the words “without limitation” actually appear, references to the words “herein,” “hereof” and “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision.  The word “or” shall not be exclusive.  The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase not simply mean

“if”.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

ARTICLE 2
SERVICES BY INDEMNITEE

Section 2.01.  Services By Indemnitee.  Indemnitee hereby agrees to serve or continue to serve as a director of WIND, for so long as Indemnitee is duly elected or until Indemnitee tenders his or her resignation (which Indemnitee may do at any time for any reason) or is removed.

ARTICLE 3
INDEMNIFICATION

Section 3.01.  General.

(a)        WIND hereby agrees to and shall, to the fullest extent permitted by applicable law, indemnify Indemnitee and hold Indemnitee harmless from and against any and all Expenses and Liabilities, in any case, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf that arise by reason of, in connection with or as a result of Indemnitee’s Corporate Status (including any Expenses and Liabilities incurred in connection with any Proceeding by or in the right of WIND or any Proceeding that is not a Proceeding by or in the right of WIND).  Without limiting the generality of the foregoing, the rights of Indemnitee and obligations of WIND under this Agreement include claims for monetary damages against Indemnitee in respect of any actual or alleged Liability or Expense of Indemnitee to the fullest extent permitted under applicable law.

For purposes of this Agreement, the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:

(i)    to the fullest extent permitted by any provision of the DGCL (including, as applicable, Section 145 of the DGCL), or the corresponding provision of any amendment to or replacement of the DGCL after the date hereof, and

(ii)   to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its directors.

(b)        Witness Expenses.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness or participant, or threatened to be a witness or participant, or is asked or forced to respond to any discovery requests), in any Proceeding to which Indemnitee is not a party, he or she shall be indemnified against all Liabilities and Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection therewith.

(c)        Expenses as a Party Where Wholly or Partly Successful.  Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by applicable law, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, WIND shall indemnify Indemnitee against all Liabilities and Expenses actually and reasonably incurred by him or her in connection therewith.  If Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, WIND shall, to the fullest extent permitted by applicable law, indemnify Indemnitee against all Liabilities and Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 3.02. Exclusions.  Notwithstanding any provision of this Agreement, WIND shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)        for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of WIND within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law or (ii) any reimbursement of WIND by Indemnitee of any bonus or other incentive-based or equity-based compensation (including stock options awarded as compensation) or of any profits realized by Indemnitee from the sale of securities of WIND, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of WIND pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the payment to WIND of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(b)        except as otherwise provided in Sections 6.01(d)-(f) hereof, prior to a Change of Control, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against WIND or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) WIND provides the indemnification, in its sole discretion, pursuant to the powers vested in WIND under applicable law.

ARTICLE 4
ADVANCEMENT OF EXPENSES; DEFENSE OF CLAIMS

Section 4.01.  Advances.  Notwithstanding any provision of this Agreement to the contrary and subject to the last sentence of this Section 4.01, WIND shall advance any Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding within ten (10) days after the receipt by WIND of each statement requesting such advance from time to time, whether prior to or after final disposition of any Proceeding.  Advances shall be made without regard to Indemnitee’s ability to repay such amounts and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement (including without regard to any adverse determination in any Proceeding unless and until there is a final judgment or other final adjudication under the provisions of any applicable law (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee is not entitled to be indemnified by WIND for such Expenses).  Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to WIND to support the advances claimed.  This Section 4.01 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 3.02.

Section 4.02.  Repayment of Advances or Other Expenses.  Indemnitee agrees that Indemnitee shall reimburse WIND for all Expenses advanced by WIND pursuant to Section 4.01, in the event and only to the extent that it shall be determined by final judgment or other final adjudication under the provisions of any applicable law (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee is not entitled to be indemnified by WIND for such Expenses.

Section 4.03.  Defense of Claims.  WIND will be entitled to participate in the Proceeding at its own expense.  WIND shall not settle any action, claim or Proceeding (in whole or in part) that would impose any Expense, judgment, fine, penalty or limitation on Indemnitee without Indemnitee’s prior written consent, such consent not to be unreasonably withheld.  Indemnitee shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on WIND without WIND’s prior written consent, such consent not to be unreasonably withheld.

ARTICLE 5
PROCEDURES FOR NOTIFICATION OF AND DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION

Section 5.01.  Notification; Request For Indemnification.  (a) Within thirty (30) days after the actual receipt by Indemnitee of notice that he or she is a party to or a participant (as a witness or otherwise) in any Proceeding, Indemnitee shall submit to WIND a written notice identifying the Proceeding.  The omission by Indemnitee to so notify or timely notify WIND will not relieve WIND from any liability which it may have to Indemnitee (i) under this Agreement, except and only to the extent WIND can establish that such omission to notify resulted in actual material prejudice to WIND, or (ii) otherwise than under this Agreement.

(b)        Indemnitee shall thereafter deliver to WIND a written request to have WIND indemnify Indemnitee in accordance with this Agreement.  Such request(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion.  Following such a written request for indemnification by Indemnitee, Indemnitee’s entitlement to indemnification shall be determined according to Section 5.02 of this Agreement and applicable law.

Section 5.02.  Determination of Entitlement.  (a) Where there has been a request for indemnification by Indemnitee for indemnification pursuant to Section 5.01(b), a determination, if expressly required by applicable law which cannot be waived, with respect to Indemnitee’s entitlement thereto shall be made in the specific case:  (i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, if the request is not made by Indemnitee pursuant to the immediately following clause (ii); or (ii) if so requested by Indemnitee in his or her sole discretion, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; provided that no such determination shall be required in connection with indemnification pursuant to Section 3.01(b) of this Agreement or incurred in connection with any Proceeding or portion thereof with respect to which Indemnitee has been successful on the merits or otherwise.  If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination.  Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any Expenses actually and reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by WIND (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and WIND hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b)        If entitlement to indemnification is to be determined by Independent Counsel pursuant to Section 5.02(a)(ii), such Independent Counsel shall be selected as provided in this Section 5.02(b).  The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the Board shall make such selection, subject to the remaining provisions of this Section 5.02(b), and WIND shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected).  In either event, Indemnitee or WIND, as the case may be, may, within 10 days after such written notice of selection shall have been received, deliver to WIND or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the person so selected shall act as Independent Counsel.  If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit.  If, within 20 days after the submission by Indemnitee of a request for indemnification pursuant to Section 5.01(b) hereof, no Independent Counsel shall have been selected and not objected to, either WIND or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by WIND or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 5.02(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 6.01(a) of this Agreement, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(c)           WIND agrees to pay the reasonable fees of any Independent Counsel and to fully indemnify such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto, irrespective of the determination of Indemnitee’s entitlement to indemnification.

Section 5.03.  Presumptions and Burdens of Proof; Effect of Certain Proceedings.  (a) In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity (including any court) making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 5.01(b) of this Agreement, and WIND or other person, persons entity challenging such right shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.  Neither the failure of any person, persons or entity to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by any person, persons or entity that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)           If the person, persons or entity empowered or selected under Section 5.02 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by WIND of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(c)           The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of WIND or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(d)           For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is in good faith reliance on the records or books of account of any Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of such Enterprise in the course of their duties, or on the advice of legal counsel for such Enterprise or on information or records given or reports made to such Enterprise by an independent certified public accountant or by an appraiser or other expert selected by such Enterprise.

(e)           The knowledge and/or actions, or failure to act, of any other director, trustee, partner, managing member, fiduciary, officer, agent or employee of any Enterprise shall not be imputed to Indemnitee for purposes of determining or limiting any right to indemnification under this Agreement.

(f)            The provisions of this Section 5.03 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

ARTICLE 6
REMEDIES OF INDEMNITEE

Section 6.01.  Adjudication or Arbitration.  (a) In the event that (i) a determination is made pursuant to Section 5.02 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 4.01 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 5.02(a) of this Agreement within forty-five (45) days after receipt by WIND of the request for indemnification, (iv) payment of indemnification is not made pursuant to the last sentence of Section 5.02(a) of this Agreement within ten (10) days after receipt by WIND of a written request therefor, or (v) payment of indemnification pursuant to Section 3.01 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of his or her entitlement to such indemnification or advancement of Expenses.  Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  WIND shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)           In the event that a determination shall have been made pursuant to Section 5.02(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 6.01 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination.  In any judicial proceeding or arbitration commenced pursuant to this Section 6.01 WIND shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and WIND may not refer to or introduce into evidence any determination pursuant to Section 5.02(a) of this Agreement adverse to Indemnitee for any purpose.  If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 6.01, Indemnitee shall not be required to reimburse WIND for any advances pursuant to Section 4.02 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

(c)           If a determination shall have been made pursuant to Section 5.02(a) of this Agreement that Indemnitee is entitled to indemnification, WIND shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 6.01, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)           In the event that Indemnitee, pursuant to this Section 6.01, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement or any other right to indemnification, contribution, reimbursement or advancement, Indemnitee shall be entitled to recover from WIND, and shall be indemnified by WIND against, any and all Expenses and Liabilities actually and reasonably incurred by him or her in such judicial adjudication or arbitration.  If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification of Expenses and Liabilities or advancement of Expenses sought, Indemnitee shall be entitled to recover from WIND, and shall be indemnified by WIND against, any and all Expenses reasonably incurred by Indemnitee in connection with such judicial adjudication or arbitration.

(e)           WIND shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 6.01 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that WIND is bound by all the provisions of this Agreement.

(f)            WIND shall indemnify Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after WIND’s receipt of such written request) advance such Expenses to Indemnitee, which are reasonably incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee for (i) indemnification against Expenses or Liabilities or advances of Expenses by WIND under this Agreement or any other agreement, including any other indemnification, contribution or advancement agreement, or any provision of the Certificate of Incorporation or Bylaws now or hereafter in effect or (ii) recovery or advances under any directors’ and officers’ liability insurance policy maintained by any person for the benefit of Indemnitee, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance or insurance recovery, as the case may be.

ARTICLE 7
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

Section 7.01.  D&O Liability Insurance.  (a) WIND shall obtain and maintain a policy or policies of insurance (“D&O Liability Insurance”) with reputable insurance companies with A.M. Best rating of “A” or better (the “D&O Insurers”) providing for an appropriate level of coverage, both for Liabilities and Expenses that WIND has the power to indemnify against and, to the extent available on commercially reasonable terms as determined by the Board, Liabilities and Expenses that WIND does not have the power to indemnify against, under the circumstances existing at the time (as determined from time to time by the Board) for each Corporate Status for which Indemnitee serves (and directors, officers, trustees, general partners, managing members, fiduciaries, board of directors’ committee members, employees or agents of any other Enterprise which such person serves at the request of WIND) in respect of acts or omissions occurring while serving in such capacity.

(b)           Upon request by Indemnitee, WIND shall provide copies of all policies of D&O Liability Insurance obtained and maintained in accordance with Section 7.01(a) of this Agreement.  WIND shall promptly notify Indemnitee of any changes in such insurance coverage.

(c)           Indemnitee shall be covered by the D&O Insurance Policy in accordance with its terms to the maximum extent of the coverage available for any similarly situated director of WIND (or any such similarly situated director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent of any other Enterprise which such person is or was serving at the request of WIND) under such policy.  If WIND receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), WIND shall give prompt notice of such Proceeding to the D&O Insureres in accordance with the procedures set forth in the respective D&O Insurance Policies.  WIND shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.  The failure or refusal of any such insurer to pay any such amount shall not affect or impair the obligations of WIND under this Agreement.  WIND shall provide the insurance coverage called for hereby to Indemnitee for a period of at least six (6) years after Indemnitee is no longer serving in any Corporate Status.

(d)           [WIND hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by [   ] and/or certain of its affiliates (collectively, the “Sponsor Indemnitors”).  WIND hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Sponsor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses and Liabilities as required by the terms of this Agreement and WIND’s Certificate of Incorporation and Bylaws (or any other agreement between WIND and Indemnitee), without regard to any rights Indemnitee may have against the Sponsor Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases and shall use commercially reasonable efforts to cause each D&O Insurer to waive, relinquish and release any and all claims against the Sponsor Indemnitors for contribution, exoneration, contribution, indemnification, subrogation or any other recovery of any kind in respect thereof.  WIND further agrees that no advancement or payment by the Sponsor Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from WIND shall affect the foregoing and the Sponsor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against WIND.  WIND and Indemnitee agree that the Sponsor Indemnitors are express third party beneficiaries of the terms of this Section 7.01(d) and the other terms of this Agreement.]*

ARTICLE 8
MISCELLANEOUS

Section 8.01.  Nonexclusivity of Rights.  The rights of indemnification and advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled to under applicable law, the Certificate of Incorporation, WIND’s Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal.  To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

Section 8.02.  Subrogation, etc. (a) [Except for rights of recovery against a Sponsor Indemnitor,]* in the event of any payment under this Agreement, WIND shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee [(other than against the Sponsor Indemnitors)]*, who shall execute all papers required and take all action, at WIND’s sole cost and expense, within Indemnitee’s power necessary to secure such rights, including execution of such documents as are necessary to enable WIND to bring suit to enforce such rights; provided that in no event shall Indemnitee be required to execute any papers that purport to limit any rights of such Indemnitee, whether arising pursuant to this Agreement or otherwise, or that require a waiver of any attorney-client privilege or other privilege.

(b)           [Except if received from a Sponsor Indemnitor,]* WIND shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(c)           [Except if received from a Sponsor Indemnitor,]* WIND’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of WIND as a director, officer, trustee, partner, managing member, fiduciary, board of directors’ committee member, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise.

Section 8.03.  Acknowledgment of Certain Matters.  Both WIND and Indemnitee acknowledge that in certain instances, non-waivable provisions of applicable law or public policy may prohibit indemnification of Indemnitee by WIND under this Agreement or otherwise (with it being agreed by WIND that WIND is hereby waiving all waivable provisions of applicable law to the maximum extent permissible).  Indemnitee understands and acknowledges that WIND has undertaken or may be required in the future to undertake, by the Securities and Exchange Commission, to submit the question of indemnification to a court in certain circumstances for a determination of WIND’s right under public policy to indemnify Indemnitee.

Section 8.04.  Contribution.  To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever (other than if Indemnitee is not entitled to indemnification pursuant to the terms of this Agreement), WIND, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by WIND and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of WIND (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).  Each request for indemnification hereunder shall, to the maximum extent permitted by law, be deemed a request for contribution to the extent such indemnification is not available.

Section 8.05.  Amendment.  This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties hereto.

Section 8.06.  Waivers.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term only by a writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.07.  Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are superseded by this Agreement.

Section 8.08.  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 8.09.  Notice Of Proceedings.  Indemnitee agrees promptly to notify WIND in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.  The failure of Indemnitee to so notify WIND shall not relieve WIND of any obligation which it may have to Indemnitee under this Agreement or otherwise (unless WIND is prejudiced by the failure to receive such notice).

Section 8.10.  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing (which may be by facsimile transmission).  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.  The address for notice to a party is as shown on the signature page of this Agreement, or such other address as any party shall have given by written notice to the other party as provided above.

Section 8.11.  Binding Effect.  (a) WIND expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director of WIND, and WIND acknowledges that Indemnitee is relying upon this Agreement in serving as a director of WIND.

(b)           This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of WIND, spouses, heirs, and executors, administrators, personal and legal representatives.  WIND shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all, or a substantial part of the business or assets of WIND, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the manner and to the same extent that WIND would be required to perform if no such succession had taken place.

(c)           The indemnification and advancement of Expenses provided by, or granted pursuant to this Agreement shall continue as to a person who has ceased to serve in any particular Corporate Status and shall inure to the benefit of the heirs, executors, administrators, legatees and assigns, of such a person.

Section 8.12.  Governing Law.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

Section 8.13.  Consent To Jurisdiction.  Except with respect to any arbitration commenced by Indemnitee pursuant to Section 6.01(a) of this Agreement, WIND and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 8.14.  Headings.  The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 8.15.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

FIRST WIND HOLDINGS INC.

By:
Name:
Title:

Address:	179 Lincoln Street, Suite 500
Boston, MA 02111
Facsimile: 617-960-2889
Attention: General Counsel

INDEMNITEE

Address:
Facsimile:

With a copy to:

Address:
Facsimile:
Attention: